NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Announces Results from 2013 Annual Meeting of Shareholders

BIRMINGHAM, AL — (PRNEWSWIRE)—May 22, 2013 – Shareholders of ProAssurance Corporation (NYSE:PRA), acting at today’s Annual Meeting of Shareholders, overwhelmingly re-elected three Board members, William J. Listwan, M.D., John J. McMahon, Jr., Esq., and W. Stancil Starnes, Esq., each to serve a three-year term ending at the Annual Meeting of Shareholders in 2016. Each of the elected Directors received more than 92% of the votes cast by shareholders and each will serve until their successors are elected and qualified.

Acting on matters related to compensation, our shareholders cast more than 97% of votes to approve the ProAssurance Corporation 2014 Annual Incentive Plan, more than 90% of votes to approve the ProAssurance Corporation Amended and Restated 2014 Equity Incentive Plan and more than 97% of votes to approve, on an advisory basis, the compensation of our named executive officers for 2012. The selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year-ending December 31, 2012 was overwhelmingly ratified by shareholders.

About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurance company with extensive expertise in medical professional liability, products liability for life sciences and the medical technology industry and legal professional liability. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past six years and is consistently ranked as a top performing property casualty insurer in Moody’s Yearly Statistical Handbook. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

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